Exhibit 10.14(o)

FIRST AMENDMENT TO
THE EMBARQ SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

WHEREAS, Embarq Corporation (the “Company”) maintains the Embarq Supplemental Executive Retirement Plan (the “Plan”), which was most recently restated effective January 1, 2009;

WHEREAS, the Company desires to freeze the Plan effective January 1, 2011 in connection with the amendment to the Embarq Retirement Pension Plan (the “Retirement Pension Plan”) freezing the benefit accruals thereunder as of December 31, 2010;

WHEREAS, the Company reserved the right to amend the Plan in Section 8.9 of the Plan;

NOW, THEREFORE, the Plan is amended effective as of the dates specified below, as follows:

I.

Effective January 1, 2010, the definition of “Committee” in Section 2.1, Definitions, is amended to read as follows:

“Committee” means the CenturyLink Retirement Committee.

II.

Effective January 1, 2011, Section 3, Participation, is amended by adding a new sentence at the end thereof to read as follows:

Notwithstanding the foregoing, effective January 1, 2011, no employee shall become a covered employee and participate in the Plan if his employment with the Employer began after December 31, 2010.

III.

Effective January 1, 2011, Section 4.1, Computation of Benefit, is amended by adding a new paragraph at the end thereof to read as follows:

Notwithstanding the foregoing, and in accordance with Section 3.12 of the Retirement Pension Plan (pursuant to which the Retirement Allowance under the Retirement Pension Plan is frozen as of December 31, 2010), the benefits under the Plan, including any Enhanced Benefit, shall be frozen at the level accrued as of December 31, 2010, and shall not increase after such date.  Accordingly, any service, compensation, or severance pay after December 31, 2010, shall be disregarded when computing a Participant’s benefit under this Section 4.1, or any Enhanced Benefit.  However, service shall continue to be counted for the purpose of determining vesting or eligibility for retirement, early retirement, and other features under the Plan or the Retirement Pension Plan, the availability of which are dependent on a Participant’s service.

IV.

Effective January 1, 2010, Sections 7.1 and 7.2 of the Plan are amended and restated to read as follows:

7.1	Amendment. The Board shall have the authority to amend and to terminate the Plan.

7.2
Administration and Interpretation.  The Plan shall be administered by the Committee.  The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan.  The decision of the Committee relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive.

V.

Effective January 1, 2010, Sections 7.3 through 7.10 are deleted, and the remaining Sections 7.11 through 7.13 are renumbered accordingly.

IN WITNESS WHEREOF, the Company has executed this amendment on this 27th day of December, 2010.

EMBARQ CORPORATION

By:/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EVP, CFO and Assistant Secretary